EXHIBIT 10.1

LUMINENT MORTGAGE CAPITAL, INC.

2003 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

     This Restricted Stock Award Agreement (this “Agreement”) is dated as of the 28th day of December 2004 (the “Award Date”), by and between Luminent Mortgage Capital, Inc., a Maryland corporation (the “Corporation”) and Christopher J. Zyda (the “Executive”).

RECITALS

     The Corporation and the Executive entered into an Employment Agreement as of August 4, 2003 which, among other things, provides for the Executive’s employment by the Corporation as its Chief Financial Officer (the “Employment Agreement”).

     The Corporation desires to grant to the Executive, effective as of the Award Date set forth above, certain shares of common stock, par value $0.001 per share, of the Corporation (the “Common Stock”) upon the terms and conditions set forth herein. Such grant is a voluntary grant by the Corporation in addition to any compensation that is otherwise payable to the Executive pursuant to the Employment Agreement.

AGREEMENT

     In consideration of the premises and the mutual covenants of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Grant. Subject to the terms of this Agreement, the Corporation hereby grants to the Executive an aggregate of ten thousand (10,000) restricted shares of Common Stock (the “Restricted Shares”). This grant is made under the Luminent Mortgage Capital, Inc. 2003 Stock Incentive Plan (the “Plan”). Capitalized terms are defined in the Plan if not defined herein.

2. Vesting. Subject to Section 7 below, the Restricted Shares shall vest, and the restrictions imposed on the Restricted Shares hereunder shall lapse, with respect to one third (1/3) of the total number of Restricted Shares on each of the first, second and third annual anniversaries of the Award Date.

3. No Right to Employment. The vesting schedule in Section 2 requires continued employment of the Executive through each applicable vesting date as a condition to the vesting of the applicable installment of the Restricted Shares and the rights and benefits of the Executive under this Agreement. Employment for only a portion of a vesting period, even if a substantial portion, will not entitle the Executive to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in Section 7 below or under the Plan.

Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Corporation or any of its subsidiaries or other affiliates, affects the Executive’s status as an employee at will who is subject to termination without cause, confers upon the Executive any right to remain employed by or in service to the Corporation or any of its subsidiaries or other affiliates, interferes in any way with the right of the Corporation or any of its subsidiaries or other affiliates at any time to terminate such employment or service, or affects the right of the Corporation or any of its subsidiaries or other affiliates to increase or decrease the Executive’s other compensation or benefits. Nothing in this paragraph, however, is intended to adversely affect any independent employment or service right of the Executive under the Employment Agreement.

4. Dividend and Voting Rights. After the Award Date, the Executive shall be entitled to cash dividend and voting rights with respect to the Restricted Shares even though such shares are not vested pursuant to Section 2, provided that to the extent any such Restricted Shares are forfeited to the Corporation pursuant to Section 7 below, such rights shall terminate immediately with respect to the Restricted Shares that are so forfeited.

5. Restrictions on Transfer.

(a) Restrictions Prior to Vesting. Prior to the time that the Restricted Shares have become vested pursuant to Section 2, neither the Restricted Shares, nor any interest therein, amount payable in respect thereof (other than cash dividends), nor Restricted Property (as defined in Section 8) with respect thereto may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily (other than to the Corporation pursuant to a forfeiture thereof in accordance with Section 7).

(b) Other Transfers Void. Any sale or transfer, or purported sale or transfer, of any Restricted Shares acquired pursuant to this Agreement or any interest therein, amount payable in respect thereof (other than cash dividends) or Restricted Property with respect thereto, other than to the Corporation shall be null and void unless the terms, conditions and provisions of this Agreement are strictly observed and followed.

(c) Charter Documents. The Charter and Bylaws of the Corporation, as either of them may be amended from time to time, may provide for additional restrictions and limitations with respect to the Common Stock (including additional restrictions and limitations on the transfer of shares). To the extent that these restrictions and limitations are more restrictive than those set forth in this Agreement, such restrictions and limitations shall apply to the Restricted Shares (both before and after such Restricted Shares shall have become vested pursuant to Section 2). Such restrictions and limitations are not, however, in lieu of, nor shall they in any way reduce or minimize, any limitation or restriction on the Restricted Shares imposed under this Agreement.

6. Delivery of Shares.

(a) Certificates to be Held by the Corporation; Legends. The Corporation shall, upon or promptly following the Award Date, issue a certificate (or certificates) representing the Restricted Shares registered in the name of the Executive. Upon delivery to the Executive of such certificate(s) representing the Restricted Shares, the Executive shall immediately redeliver such certificate(s) to the Corporation to be held by the Corporation or its designee until the shares represented thereby vest pursuant to Section 2 or are forfeited pursuant to Section 7. Such certificate(s) shall initially bear the following legends:

(1)	Contractual Restraints Legend.

“BY ITS ACQUISITION HEREOF, THE HOLDER AGREES TO BE BOUND BY THE PROVISIONS OF THE RESTRICTED STOCK AWARD AGREEMENT DATED AS OF DECEMBER 28, 2004 (THE ‘AGREEMENT’), BY AND BETWEEN THE CORPORATION AND THE HOLDER. THE AGREEMENT CONTAINS SUBSTANTIAL RESTRICTIONS ON TRANSFER, INCLUDING RESTRICTIONS ON SALE, ASSIGNMENT, PLEDGE, TRANSFER OR OTHER DISPOSITION. THE AGREEMENT ALSO CONTAINS THE CORPORATION’S RIGHT OF FIRST REFUSAL TO REPURCHASE THESE SECURITIES.”

(2)	Other Legends. Any legends provided for by the Corporation’s Charter as well as any other legends that may be required and/or deemed appropriate under applicable laws by the Corporation.

(b) Delivery of Certificates Upon Vesting. Promptly after the vesting of any Restricted Shares pursuant to Section 2, the Corporation shall deliver to the Executive the certificate(s) evidencing the number of such vested Restricted Shares. The shares represented by such certificate(s) so delivered shall no longer be restricted pursuant to Section 5(a). As a condition to the Corporation’s obligation to deliver any share certificate(s), the Executive (or the beneficiary or personal representative of the Executive in the event of the Executive’s death or incapacity, as the case may be) shall deliver to the Corporation any representations or other documents or assurances as the Corporation may deem necessary or reasonably desirable to ensure compliance with all applicable legal and regulatory requirements.

(c) Stock Power; Power of Attorney. Concurrent with the execution and delivery of this Agreement, the Executive shall deliver to the Corporation an executed stock power in the form attached hereto as Appendix A, in blank, with respect to the Restricted Shares and any related Restricted Property. The Executive, by acceptance of this award, shall be deemed to appoint, and does so appoint by execution of this Agreement, the Corporation and each of its authorized representatives as the Executive’s attorney(s)-in-fact to effect any transfer of unvested, forfeited shares and any related Restricted Property to the Corporation as may be required or permitted pursuant to this Agreement and to execute such documents as the Corporation or such representative(s) deem necessary or advisable in connection with any such transfer.

7. Forfeiture of Unvested Shares.

(a) Termination of Employment. The Executive’s Restricted Shares shall be forfeited to the Corporation to the extent such shares have not become vested pursuant to Section 2 prior to the first time that the Executive is no longer employed by the Corporation or a Subsidiary. For this purpose, the term “Subsidiary” means a corporation or other entity the majority of the voting stock or voting interests of which are beneficially owned, directly or indirectly, by the Corporation. If the Executive is employed by a Subsidiary and that entity ceases to be a Subsidiary, such event shall be deemed to be a termination of employment of the Executive for purposes of this Agreement, unless the Executive otherwise continues to be employed by the Corporation or another Subsidiary following such event.

(b) Return of Shares. Upon the occurrence of any forfeiture of the Restricted Shares pursuant to Section 7(a), such unvested, forfeited shares and related Restricted Property shall, without payment of any consideration by the Corporation for such transfer, be automatically transferred to the Corporation, without any other action by the Executive, or the Executive’s beneficiary or personal representative, as the case may be. The Corporation may exercise its powers under Section 6 hereof and take any other action necessary or advisable to evidence such transfer. The Executive or any permitted transferee of the Executive, or any such person’s beneficiary or personal representative, as the case may be, shall deliver any additional documents of transfer that the Corporation may request to confirm the transfer of such unvested, forfeited shares and related Restricted Property to the Corporation.

8. Adjustments Upon Specified Events. Upon the occurrence of a stock split, reverse stock split, stock dividend or any other change in capitalization, reorganization, merger or similar event affecting the Common Stock, the restrictions and limitations applicable to the Restricted Shares under this Agreement will continue in effect with respect to any consideration or other securities (the “Restricted Property” and, for the purposes of this Agreement, “Restricted Shares” shall include Restricted Property, unless the context otherwise requires) received in respect of such Restricted Shares. Such Restricted Property shall vest at such times and in such proportion as the Restricted Shares to which the Restricted Property is attributable vest, or would have vested pursuant to the terms hereof if such Restricted Shares had remained outstanding. To the extent that the Restricted Property includes any cash (other than cash dividends provided for in Section 4 hereof) that is retained by the Corporation prior to the vesting of the related Restricted Shares, such cash shall be invested, pursuant to policies established by the Corporation, in interest bearing, FDIC-insured (subject to applicable insurance limits) deposits of a depository institution selected by the Corporation until the vesting or forfeiture thereof, the earnings on which shall be added to and become a part of the Restricted Property.

9. Tax Matters.

(a) Tax Withholding. The Corporation shall reasonably determine the amount of any federal, state, local or other income, employment, or other taxes which the Corporation or any of its subsidiaries or other affiliates may reasonably be obligated to withhold with respect to the purchase, vesting, making of an election under Section 83(b) of the U.S. Internal Revenue Code or other event with respect to the Restricted Shares. In any of such events, the Corporation (or any subsidiary or other affiliate of the Corporation that employs the Executive, as applicable) shall be entitled to require a cash payment by or on behalf of the Executive or, in the Corporation’s discretion, to deduct from other compensation payable to the Executive, the amount of any such withholding obligations. The Corporation’s obligation to deliver the Restricted Shares or any certificates evidencing the Restricted Shares is subject to the condition precedent that the Executive either pay or provide for the amount of any such withholding obligations in such manner as may be authorized by the Corporation.

(b) Tax Representation by the Executive. The Executive has obtained and is relying upon the advice of his or her own tax advisors with respect to the tax consequences of the Executive’s acquisition of the Restricted Shares (including, without limitation, whether an election (a “Section 83(b) Election”) under Section 83(b) of the Internal Revenue Code of 1986, as amended, may be made in connection with such acquisition, and the advisability of and procedures for making a Section 83(b) Election in the particular circumstances), as well as with respect to the tax consequences of any vesting, forfeiture and/or future sale or other transfer of the Restricted Shares. The Executive is not relying on any representations made by the Corporation or any of its agents with respect to such matters. The Executive acknowledges that, should the Executive decide to make a Section 83(b) Election with respect to the acquisition of the Restricted Shares, the Executive must take affirmative steps to make such election within thirty (30) days of the Effective Date.

10. Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed and/or delivered in accordance with the notice provisions of Section 23 of the Employment Agreement.

11. Plan. All of the rights of the Executive under this Agreement are subject to, and the Executive agrees to be bound by, all of the terms and conditions of the Plan, incorporated herein by this reference. In the event of a conflict or inconsistency between the terms and conditions of this Agreement and of the Plan, the terms and conditions of the Plan shall govern. The Executive acknowledges receipt of a copy of the Plan and agrees to be bound by the terms thereof and of this Agreement. The Executive acknowledges reading and understanding the Plan and this Agreement. Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Board or the Committee do not and shall not be deemed to create any rights in the Executive unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Committee so conferred by appropriate action of the Board or the Committee under the Plan after the date hereof.

12. Entire Agreement. This Agreement (including the appendix hereto) and the Plan together constitute the entire and final agreement and supersede all prior understandings, negotiations and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. This Agreement and the Plan, together, are intended by the parties as a complete and exclusive statement of the terms of their agreement with respect to the subject matter hereof. Any representation, promise or agreement with respect to the subject matter hereof not specifically included in this Agreement or in the Plan shall not be binding upon or enforceable against either party. This Agreement and the Plan, together, constitute a fully integrated agreement.

The Corporation’s Charter and Bylaws are outside of the scope of the integration provision of the preceding paragraph. Those definitions of the Employment Agreement expressly referred to in this Agreement as well as the arbitration provisions of the Employment Agreement are also outside of the scope of the integration provision of the preceding paragraph, but any and all other provisions of the Employment Agreement are within the scope of the integration provision of the preceding paragraph.

This Agreement and the Plan may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not materially and adversely affect the Executive’s rights with respect to the Restricted Shares, provided that no such waiver shall operate or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof. No waiver by the Corporation shall be binding unless in writing and signed by the Corporation. The Charter and Bylaws of the Corporation may be amended from time to time in accordance with their respective terms.

13. Effect of this Agreement. This Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Corporation. The term “Corporation” for purposes of this Agreement includes any such successor(s).

14. Governing Law; Severability; Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to conflict of law principles thereunder.

(b) Construction. The terms of the purchase of the Restricted Shares have resulted from the negotiations of the parties. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction of this Agreement, the same shall not be construed against either party on the basis that the party was the drafter. The language of all parts of this Agreement and of the Plan shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

(c) Limited Rights. The Executive shall have no rights as a stockholder of the Corporation with respect to the Restricted Shares until a certificate (or certificates) representing the Restricted Shares shall have been registered and issued in the name of the Executive. The Executive’s rights with respect to the Restricted Shares after the date of such issuance are subject to the terms and conditions set forth herein. The Restricted Shares do not place any limit on the corporate authority of the Corporation as set forth in Section 8.12 of the Plan.

(d) Severability. If a court of competent jurisdiction determines that any portion of this Agreement or of the Plan is in violation of any statute or public policy, then only the portions of this Agreement or of the Plan, as applicable, which violate such statute or public policy shall be stricken, and all portions of this Agreement and of the Plan which do not violate any statute or public policy shall continue in full force and effect.

(e) Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

(f) Section Headings. The captions and section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

(g) Further Assurances. Each of the parties hereto shall use its reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such party’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

(h) Legal Counsel. The Executive and the Corporation recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Executive has hereunto set his or her hand as of the date and year first above written.

“CORPORATION”

Luminent Mortgage Capital, Inc.,
a Maryland corporation

By:	/s/ Albert J. Gutierrez

Print Name:	Albert J. Gutierrez

Title:	President

“EXECUTIVE”

/s/ Christopher J. Zyda

Christopher J. Zyda

CONSENT OF SPOUSE

     In consideration of the execution of the foregoing Restricted Stock Award Agreement by Luminent Mortgage Capital, Inc., a Maryland corporation, I, ___, the spouse of the Executive therein named, do hereby join with my spouse in executing the foregoing Restricted Stock Award Agreement and do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.

Dated: ____________, ______

Signature of Spouse

Print Name

APPENDIX A

STOCK POWER

     FOR VALUE RECEIVED and pursuant to that certain Restricted Stock Award Agreement between Luminent Mortgage Capital, Inc., a Maryland corporation (the “Corporation”), and the individual named below (the “Individual”) dated as of ___, the Individual, hereby sells, assigns and transfers to the Corporation, an aggregate ___shares of common stock of the Corporation, standing in the Individual’s name on the books of Corporation and represented by stock certificate number(s) ___to which this instrument is attached, and hereby irrevocably constitutes and appoints ___ as his or her attorney in fact and agent to transfer such shares on the books of the Corporation, with full power of substitution in the premises.

Dated ____________, __________

/s/ Christopher J. Zyda

Signature

Christopher J. Zyda

Print Name

(Instruction: Please do not fill in any blanks other than the signature line. The purpose of the assignment is to enable the Corporation to exercise its rights to reacquire the shares in the circumstances provided for in the Restricted Stock Award Agreement without requiring additional signatures on the part of the Individual.)